United States securities and exchange commission logo





                     November 30, 2020

       Luca Fabbri
       Chief Financial Officer
       Farmland Partners Inc.
       4600 South Syracuse Street
       Suite 1450
       Denver, CO 80237-2766

                                                        Re: Farmland Partners
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 13,
2020
                                                            Form 8-K filed
November 9, 2020
                                                            File Nos. 001-36405

       Dear Mr. Fabbri:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction